Exhibit 5.1

[Letterhead of The Boeing Company]

July 23, 2009

The Boeing Company

100 North Riverside

Chicago, IL 60606-1596

RE:	Registration of Offer and Sale of 20,000,000 Shares of Common Stock of The Boeing Company Registration Statement on Form S-8

Gentlemen and Ladies:

As Assistant General Counsel of The Boeing Company (the “Company”), I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the purpose of registering up to an aggregate of 20,000,000 shares of common stock, $5.00 par value per share of the Company (the “Shares”), all of which may be issued pursuant to The Boeing Company 2003 Incentive Stock Plan (as Amended and Restated Effective February 23, 2009) (the “2003 Plan”).

I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as amended to date, the Company’s By-Laws as amended to date, and such resolutions of the Company’s Board of Directors and other documentation as I have deemed necessary for the purpose of this opinion.

Based on and subject to the foregoing, I am of the opinion that the Shares that may be issued by the Company pursuant to the Plan as original issuance shares, upon the due execution by the Company and registration by its registrar of the Shares and the issuance thereof by the Company in accordance with the terms of the Plan, and the receipt of consideration therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Cordially,

/s/ Michael F. Lohr
Michael F. Lohr
Vice President, Corporate Secretary and Assistant General Counsel